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                                                                     Exhibit 8.0



                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                              734 15th Street, N.W.
                                   12th Floor
                             Washington, D.C. 20005
                            Telephone (202) 347-0300

                                February 22, 2002



Board of Directors
Banknorth Group, Inc.
Two Portland Square
Portland, Maine 04112-9540

Ladies and Gentlemen:

         We have acted as special federal tax counsel for Banknorth Group, Inc., a Maine corporation (the "Company"), and Banknorth Capital Trust II, a Delaware business trust (the "Trust"), in connection with the issuance by the Trust of up to 8,000,000 shares of its 8.0% Trust Preferred Securities, liquidation amount $25 per security (the "Capital Securities"), aggregate liquidation amount $200,000,000, representing undivided beneficial interests in the assets of the Trust pursuant to the applicable Prospectus and Prospectus Supplement contained in the shelf Registration Statement on Form S-3 (File No. 333-81890) (the "Registration Statement") relating to the issuance of the Capital Securities, the Guarantee (as defined below) and the Debentures (as defined below)

         The Capital Securities are guaranteed (the "Guarantee") by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, a Guarantee Agreement to be entered into between the Company and The Bank of New York, as guarantee trustee, for the benefit of the holders of the Capital Securities, the form of which was filed as an exhibit to the Registration Statement (the "Guarantee Agreement").

         In connection with the issuance of the Capital Securities, the Trust also is issuing its common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities"), which the Company will purchase from the Trust.

         The Capital Securities and the Common Securities are being issued pursuant to an Amended and Restated Trust Agreement to be entered into among the Company, as sponsor, and

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Board of Directors
Banknorth Group, Inc.
February 22, 2002
Page 2


the trustees of the Trust, the form of which was filed as an exhibit to the Registration Statement (the "Trust Agreement").

         The entire proceeds from the sale of the Capital Securities and the Common Securities are to be used by the Trust to purchase up to $206,185,575 aggregate principal amount of 8.0% Junior Subordinated Debentures due 2032 (the "Debentures") to be issued by the Company pursuant to an Indenture to be entered into between the Company and The Bank of New York, as trustee, the form of which was filed as an exhibit to the Registration Statement (the "Indenture").

         In connection with the opinions expressed herein, we have examined and relied upon originals or copies of: (1) the Registration Statement; (2) the Certificate of Trust relating to the Trust filed with the State of Delaware on January 31, 2002; (3) the Trust Agreement; (4) the Guarantee Agreement; (5) the Indenture; (6) the form of the Debentures and a specimen certificate thereof;
(7) the underwriting agreement between the Company and Lehman Brothers, Inc., and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters, dated February 14, 2002; and (8) the form of the Capital Securities. We also have relied upon certain statements and representations made by officers of the Company and trustees of the Trust. In addition, we have examined originals and copies of such records of the Company and the Trust and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In such examination we have assumed the genuineness of all signatures, the authority of each signatory, the due authorization, execution and delivery of all documents by all parties, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

         The opinions expressed herein are conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and factual representations made by officers of the Company and trustees of the Trust. We have assumed that the transactions related to the issuance of the Capital Securities, the Common Securities, the Debentures and the Guarantee will be consummated in the manner contemplated in the Registration Statement.

         The opinions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinions are based, whether as a result of the proposed legislation described under "United States Federal Income Tax Consequences - Possible Tax Law Changes" in the Prospectus Supplement included in the Registration Statement or otherwise, could affect our conclusions. Further, we note that there is no authority directly on point dealing with securities such as the Debentures and the Capital Securities or transactions of the type described herein,


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Board of Directors
Banknorth Group, Inc.
February 22, 2002
Page 3


and there can be no assurances that any of the opinions expressed herein would be accepted by the Internal Revenue Service or, if challenged, by a court.

         Based solely on the foregoing, it is our opinion that under current United States federal income tax law:

         (i) the Trust will be classified as a grantor trust and not as an association taxable as a corporation; and

         (ii) the Debentures will be treated as indebtedness for United States federal income tax purposes.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to us under the headings "United States Federal Income Tax Consequences" and "Legal Opinions" in the Prospectus Supplement. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Debentures, the Capital Securities, the Common Securities or of any transactions related to or contemplated by such issuance. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes to the facts stated as assumed herein or any subsequent changes in applicable law.

                                Very truly yours,

                                ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                By:  /s/ Timothy B. Matz
                                    -------------------------------------------
                                       Timothy B. Matz, a Partner